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                                                                   Exhibit 12(a)

                  AON CORPORATION AND CONSOLIDATED SUBSIDIARIES
                    COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                          YEARS ENDED DECEMBER 31,
                                            --------------------- -----------------------------------------------------
 (millions except ratios)                   2002      2001 (1)     2001       2000        1999        1998       1997
                                            -------- ----------- -------- ---------- -----------  ---------- --------
                                                     (RESTATED)
 Income before provision for income taxes
       and minority interest                 $  504      $  245   $  309     $  854      $  635      $  931     $  542

 ADD BACK FIXED CHARGES:

       Interest on indebtedness                  91          98      127        140         105          87         70

       Interest credited on investment-type
         insurance contracts                     27          44       56         71          77          72         45

       Interest on ESOP                           -           -        -          -           1           2          3

       Portion of rents representative
         of interest factor                      38          39       57         54          49          51         44

                                            -------- ----------- -------- ---------- -----------  ---------- --------
         INCOME AS ADJUSTED                  $  660      $  426   $  549    $ 1,119      $  867     $ 1,143     $  704
                                            ======== =========== ======== ========== ===========  ========== ==========


 FIXED CHARGES:

       Interest on indebtedness              $   91      $   98   $  127     $  140      $  105      $   87     $   70

       Interest credited on investment-type
         insurance contracts                     27          44       56         71          77          72         45

       Interest on ESOP                           -           -        -          -           1           2          3

       Portion of rents representative
         of interest factor                      38          39       57         54          49          51         44

                                            -------- ----------- -------- ---------- -----------  ---------- --------
         TOTAL FIXED CHARGES                 $  156      $  181   $  240     $  265      $  232      $  212     $  162
                                            ======== =========== ======== ========== ===========  ========== ==========

 RATIO OF EARNINGS TO FIXED CHARGES             4.2         2.4      2.3        4.2         3.7         5.4        4.3
                                            ======== =========== ======== ========== ===========  ========== ==========

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 (1)  The computation of Ratio of Earnings to Fixed Charges for nine months ended September 30, 2001 has been restated from what had previously been reported to include interest credited on investment-type insurance contracts.